Exhibit 10.5

STERIS CORPORATION

RESTRICTED STOCK AGREEMENT

WHEREAS,                                      (the “Grantee”) is a Director of STERIS Corporation, an Ohio corporation (“STERIS”); and

NOW, THEREFORE, pursuant to the STERIS Corporation 2006 Long-Term Equity Incentive Plan (the “Plan”), STERIS, as of                                      (the “Date of Grant”), hereby grants to the Grantee                              shares of Restricted Stock (as defined in the Plan) (the “Restricted Shares”), effective as of the Date of Grant, subject to the terms and conditions of the Plan and the following additional terms, conditions, limitations and restrictions.

1.	Issuance of Restricted Shares. The Restricted Shares covered by this Agreement shall be issued to the Grantee effective upon the Date of Grant. The Common Shares subject to this grant of Restricted Shares shall be registered in the Grantee’s name and shall be fully paid and nonassessable. Any certificate or other evidence of ownership shall bear an appropriate legend referring to the restrictions hereinafter set forth.

2.	Documents Delivered with Agreement. STERIS has delivered to the Grantee, along with two copies of this Agreement, the following documents: (a) a copy of STERIS’s Policy Prohibiting the Improper Use of Material Non-Public Information (the “Policy”); (b) a copy of the Plan and its related Prospectus; and (c) two copies of an acknowledgement form (the “Acknowledgement Form”). By executing this Agreement, the Grantee acknowledges receipt of these documents.

3.	Restrictions on Transfer of Shares. The Common Shares subject to this grant of Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to STERIS, unless the Restricted Shares are nonforfeitable as provided in Section 4 hereof; provided, however, that the Grantee’s rights with respect to such Common Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Common Shares. The Company in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the Common Shares subject to this grant of Restricted Shares.

4.	Vesting of Restricted Shares. Subject to the terms of this Agreement and the Plan (including Section 11 thereof, the rules of which shall apply to this Agreement), all of the Restricted Shares covered by this Agreement shall vest and become nonforfeitable as follows, provided that Grantee remains a Director through the vesting date[s] indicated:

Restricted Shares	Vest On

[TO BE PROVIDED]

5.	Forfeiture of Shares. Subject to the terms of this Agreement and the Plan (including Section 11 thereof, the rules of which shall apply to this Agreement), if the Grantee ceases to be a Director of STERIS before the last vesting date noted above, any Restricted Shares that have not vested shall be forfeited.

6.	Dividend, Voting and Other Rights. Except as otherwise provided herein, from and after the Date of Grant, the Grantee shall have all of the rights of a shareholder with respect to the Restricted Shares covered by this Agreement, including the right to vote such Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, issuance of rights or warrants, stock split, combination of shares, recapitalization, merger, consolidation, separation, or reorganization or any other change in the capital structure of STERIS shall be subject to the same restrictions as the Restricted Shares covered by this Agreement.

7.	Retention of Stock Certificate(s) by STERIS. Certificates representing the Common Shares subject to this grant of Restricted Shares, if any, will be held in custody by STERIS together with a stock power endorsed in blank by the Grantee with respect thereto, until those shares have become nonforfeitable in accordance with Section 4.

8.	Compliance with Law. STERIS shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, STERIS shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

9.	Certain Determinations. Application, violation, or other interpretation of the terms of this Agreement, the Plan, the Policy, any Prior Agreement, or any STERIS policy shall be determined by the Board, in its sole discretion, and its determination shall be final and binding on the Grantee and STERIS.

10.	Data Privacy. By entering into the Agreement, and as a condition of this award of Restricted Shares, the Grantee consents to the collection, use and transfer of personal data as described in this Section 9. The Grantee understands that STERIS and its Subsidiaries hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares of stock or directorships held in STERIS, details of all Restricted Shares or other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Grantee further understands that STERIS and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Grantee’s participation in the Plan, and that STERIS and/or its Subsidiaries may each further transfer Data to any third parties assisting STERIS in the implementation, administration and management of the Plan (“Data Recipients”). The Grantee understands that these Data Recipients may be located in the Grantee’s country of residence, the European Economic Area, and in countries outside the European Economic Area, including the United States. The Grantee authorizes the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any transfer of such Data, as may be necessary or appropriate for the administration of the Plan and/or the subsequent holding of shares of stock on the Grantee’s behalf, to a broker or third party with whom the shares acquired on exercise may be deposited. The Grantee understands that he or she may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein by notifying STERIS in writing. The Grantee further understands that withdrawing consent may affect the Grantee’s ability to participate in the Plan, at the sole discretion of the Committee Board or the Chief Executive Officer or its delegatee or delegatees.

11.	Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan.

12.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

13.	Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

15.	Miscellaneous. Nothing contained in this Agreement shall be understood as conferring on the Grantee any right to continue as a Director of STERIS. STERIS reserves the right to correct any clerical, typographical, or other error in this Agreement or otherwise with respect to this grant. This Agreement shall inure to the benefit of and be binding upon its parties and their respective heirs, executors, administrators, successors, and assigns, but the Restricted Shares shall not be transferable by the Grantee other than as provided in Section 17 of the Plan.

[SIGNATURES ON THE FOLLOWING PAGE]

The undersigned hereby acknowledges receipt of an executed original of this Restricted Stock Agreement, together with copies of the documents noted in Section 2 hereof , and accepts the award of Restricted Shares granted hereunder on the terms and conditions set forth herein and in the Plan.

Dated:
[GRANTEE NAME]

Executed in the name and on behalf of STERIS at                             ,                             , as of the              day of             , 20    .

STERIS CORPORATION

BY:
Name:
Title:

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